EXHIBIT 99.3

                                        [LOGO OF NEWTEK BUSINESS SERVICES, INC.]

FOR IMMEDIATE RELEASE

 NEWTEK RECEIVES SBA APPROVAL & COMPLETES ACQUISITION OF COMMERCIAL CAPITAL CORP

           DEUTSCHE BANK TO PROVIDE $75-$100 MILLION FUNDING FACILITY

New York, N.Y. - Jan. 6, 2003 - The U.S. Small Business Administration has approved the acquisition of Commercial Capital Corporation by Newtek Small Business Finance, Inc., a majority-owned partner company of Newtek Business Services, Inc. (AMEX: NKC). As a result of the completed transaction, Newtek Small Business Finance is now authorized to make SBA-guaranteed lending in all 50 states and the District of Columbia. This authority is one of only 14 granted under the SBA's Small Business Lending Company program.

Newtek issued 463,450 shares of its common stock to facilitate the acquisition of Commercial Capital and has obtained a commitment from a subsidiary of Deutsche Bank for a $75-$100 million funding facility to support post-acquisition activity as a partner in future SBA lending. The acquisition closed on Dec. 31.

Chris Beaudet, managing director in Deutsche Bank's Asset Finance department said, "Newtek's SBA lending platform will provide an excellent opportunity for us to reach small businesses, a segment of the market that we believe is currently under-served. We are optimistic that this funding facility will lead to a substantial, long-term relationship with the growing group of Newtek companies."

Newtek Small Business Finance will be headed by SBA veterans John R. Cox and Michael J. Dowd. Mr. Cox has 30 years experience at the SBA, where he administered all SBA small business loan guarantees nationwide. Mr. Dowd has 25 years experience at the SBA, including his position as national director for loan programs, responsible for all policies and procedures governing 7(a) and 504 loan programs, which are designed for the small-business market. These programs support more than $10 billion in small-business loans annually.

"Newtek Small Business Finance now has all of the pieces in place to create a national loan origination network," said Mr. Cox. "In addition, Newtek has substantial alliances with potential sources of quality loan originations, such as state and local economic development agencies and community banks. These regional organizations have an ongoing need for a business partner that can provide and service small business loans, especially to under-served smaller communities. Newtek is in a good position to reach customers and aggregate loans in this sizable market."

Barry Sloane, chairman and CEO of Newtek Business Services, added, "We presented the SBA with a clear and compelling plan and are pleased that they have demonstrated confidence in this plan by giving final approval to complete the acquisition. Even in this slow-growth economy, the small-business market thrives and we expect high demand for our lending services. We also expect a positive rippling effect in other Newtek services, helping us to grow our multi-service distribution channels across the 50 states."

Newtek Business Services (www.newtekbusinessservices.com) is a premier provider of business services and financial products to small businesses. The company invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Small Business Finance: small business and US
         government-guaranteed lending services;

..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;
..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek IT Services: complete information technology solutions;
..        Newtek Strategies: strategic business management and global marketing services;
..        Newtek Client Services: marketing and customer relations services; and
..        Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.

Contacts:
Lippert/Heilshorn & Associates
212-838-3777
Investors - William A. Walkowiak, CFA, william@lhai.com
Media - Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

Dave Gentry
Aurelius Consulting Group
(407) 644-4256
daveaurelius@yahoo.com

                                        [LOGO OF NEWTEK BUSINESS SERVICES, INC.]

FOR IMMEDIATE RELEASE

        CREDIT SUISSE FIRST BOSTON INVESTS $2 MILLION IN NEWTEK'S LENDER

                COLUMN FINANCIAL, INC. BECOMES STRATEGIC PARTNER

New York, N.Y., January 16, 2003 - Newtek Business Services, Inc. ("Newtek") (AMEX: NKC), a provider of business services and financial products to the small business market, today announced that in conjunction with the establishment of a strategic relationship with Column Financial, Inc. ("Column"), the commercial real estate lending subsidiary of Credit Suisse First Boston ("CSFB"), CSFB has agreed to invest $2 million in exchange for approximately 20% of the equity in Newtek's newly-organized small business lending company. The jointly-owned subsidiary will continue to operate under the name of Newtek Small Business Finance and will continue to be principally owned and controlled by Newtek. Newtek Small Business Finance is authorized to conduct United States Small Business Administration-guaranteed lending in all 50 states and the District of Columbia. This authority is one of only 14 granted under the SBA's Small Business Lending Company program.

The CSFB investment has been structured to facilitate the strategic relationship between Newtek and Column. Column, with 17 offices located throughout North America that provide commercial real estate lending services, will expand its lending platform to include marketing of SBA guaranteed loans, which will be underwritten and serviced by Newtek Small Business Finance, eventually in all 50 states. Column will refer high quality loan candidates to Newtek Small Business Finance. Similarly, Newtek, with its ever-growing foothold in the small business market, will generate high quality candidates for Column's other lending programs.

Robert Brennan, a managing director at CSFB stated, "We look forward to making the SBA lending product available to our customers through Newtek Small Business Finance. Newtek's superb management team and penetration into the small business market should be a tremendous benefit to our business and should lead to many additional loan origination opportunities for Column."

Barry Sloane, Chairman and CEO of Newtek added, "Newtek is excited to join forces with Column. Their marketing reach will generate a significant number of leads for Newtek Small Business Finance and consequently a significant number of cross-sell opportunities for the other Newtek brands. Furthermore, our relationship with Column expands the menu of lending products available from Newtek Small Business Finance, which we will aggressively market to our small and medium-sized business customers. I expect this to generate significant additional business for both of our companies. Column has had great success in the small balance real estate lending market. Since 1998, Column has originated in excess of $900 million of commercial real estate loans through its small balance lending program, which focuses on loans of less than $5 million."

Credit Suisse First Boston is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and asset management. CSFB operates in 77 locations in 36 countries across six continents. The firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit the Web site at http://www.csfb.com.

Newtek Business Services, Inc. (www.newtekbusinessservices.com) is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Small Business Finance: small business and U.S.
         government-guaranteed lending services;
..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;
..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek IT Services: complete information technology solutions;
..        Newtek Strategies: strategic business management and global marketing services;
..        Newtek Client Services: marketing and customer relations services; and
..        Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.

Contacts:

Lippert/Heilshorn & Associates
212-838-3777
Investors - William A. Walkowiak, CFA, william@lhai.com
Media - Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

Dave Gentry
Aurelius Consulting Group
(407) 644-4256
daveaurelius@yahoo.com

                                        [LOGO OF NEWTEK BUSINESS SERVICES, INC.]

FOR IMMEDIATE RELEASE

  NEWTEK BUSINESS SERVICES AND THE CREDIT UNION NATIONAL ASSOCIATION (CUNA) TO
     MAKE SBA GUARANTEED LOANS AVAILABLE TO CREDIT UNION MEMBERS NATIONWIDE

New York, N.Y. - Feb. 24, 2003 - Newtek Business Services, Inc. (AMEX: NKC) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, today announced that its small business lender, Newtek Small Business Finance, Inc., has formed an alliance with the Credit Union National Association (CUNA), the premier, not-for-profit national trade association serving more than 90 percent of America's 10,000 credit unions. Together, Newtek and CUNA will create a national program to permit credit unions to participate in the Sec. 7(a) guaranteed lending program of the U.S. Small Business Administration through Newtek's lender.

John Cox, CEO of Newtek Small Business Finance stated, "Our relationship with CUNA and the thousands of credit unions it represents provides an enormous opportunity for Newtek Small Business Finance to deliver business loans to new markets that have been untouched through other lending channels. Credit unions have not in the past had the ability to provide to their members the services related to SBA guaranteed loans. Through this program, Newtek and CUNA will allow each and every one of CUNA's participating credit unions to offer small business loans to their hundreds of thousands of members nationwide."

CUNA President and CEO Daniel A. Mica said, "Thousands, if not millions, of credit union members are operating their own small enterprises. They already know the fabulous service they receive from their credit unions for their financial needs as consumers. Through this new relationship, these credit union members will have the potential for receiving that same high level of service for many of their small business financing needs."

Barry Sloane, Chairman and CEO of Newtek Business Services added, "Our alliance with CUNA provides an enormous opportunity for Newtek Small Business Finance to deliver loans to new markets that have been underserved by other lending channels. This relationship is indicative of how we plan to use alliances to significantly expand the reach of our family of business services to small businesses across the U.S. in a cost effective and efficient manner. We look forward to working with credit unions to help them serve the small business lending needs of their members."

Credit Union National Association (CUNA) (www.cuna.org), based in Washington, D.C., and Madison, Wisconsin, is the premier national trade association serving America's credit unions. The not-for-profit trade group is governed by volunteer directors who are elected by their credit union peers. With its network of affiliated state credit union leagues, CUNA serves more than 90 percent of America's 10,000 credit unions, which are owned by more than 83 million consumer members.

Newtek Business Services, Inc. (www.newtekbusinessservices.com) is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Small Business Finance: small business and U.S.
         government-guaranteed lending services;
..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;

..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek IT Services: complete information technology solutions;
..        Newtek Strategies: strategic business management and global marketing services;
..        Newtek Client Services: marketing and customer relations services; and
..        Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.

CONTACTS:
Lippert/Heilshorn & Associates
212-838-3777
Investors - William A. Walkowiak, CFA, william@lhai.com
Media - Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

Dave Gentry
Aurelius Consulting Group
(407) 644-4256
daveaurelius@yahoo.com

                                        [LOGO OF NEWTEK BUSINESS SERVICES, INC.]

FOR IMMEDIATE RELEASE

                     NEWTEK BUSINESS SERVICES REPORTS RECORD
                          REVENUE AND EARNINGS FOR 2002
                 - EPS OF $0.34, INCLUDING EXTRAORDINARY GAINS -
                           - REVENUE INCREASES 45 % -

New York, N.Y. - March 18, 2003 - Newtek Business Services, Inc. (AMEX: NKC) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, today announced earnings of $0.34 per share for the year ended December 31, 2002, compared to $0.04 per share in 2001. Excluding an extraordinary gain of $0.15 per share, resulting from the acquisition of Commercial Capital Corporation and the acquisition of minority interests, the company earned $0.19 per share, in line with the First Call's estimate. Revenue for the year increased 45% to $34.6 million from $23.8 million in the prior year.

Earnings for the fourth quarter increased to $0.13 per share from a loss of ($0.08) per share as compared to the same period last year. Excluding the extraordinary gain, loss per share for the quarter was ($0.01). Revenue for the fourth quarter of 2002 increased to $6.3 million as compared to $1.5 million for the fourth quarter of 2001.

Barry Sloane, Chairman and CEO, stated, "We are extremely pleased with our improved financial performance, despite a difficult economic environment. Furthermore, our $41 million cash position, our successful acquisitions and the expansion of our product offering, position us for accelerated growth."

Mr. Sloane continued, "During the year, we achieved several important milestones within our core business lines including the acquisition of an SBA lender with a 50-state national lending platform. This acquisition provides a valuable component to our national business services network and represents a lucrative growth opportunity."

The company will discuss its results in more detail, including guidance for 2003, during its shareholder conference call this afternoon at 4:15 Eastern, which is accessible by dialing 1-800-915-4836 and asking for Newtek Business Services, Inc.'s earnings conference call.

Newtek Business Services, Inc. (www.newtekbusinessservices.com) is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Small Business Finance: small business and U.S.
         government-guaranteed lending services;
..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek Tax Services: tax filing, preparation and advisory services;
..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;
..        Newtek Strategies: strategic business management and global marketing services;
..        Newtek IT Services: complete information technology solutions; and
..        Newtek Client Services: marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.

                 NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                                        2002                2001
                                                                                  ---------------      --------------
         A S S E T S

Cash and Cash equivalents                                                         $    41,171,358      $   31,171,966
Credits in lieu of cash                                                                41,580,950          21,810,776
Loans receivable                                                                       56,073,016                  --
Accounts receivable, (net of allowance of $34,466 in 2002)                                661,351             198,572
Receivable from bank- reserve                                                           2,938,309                  --
Accrued interest receivable                                                               285,151                  --
Investments in qualified businesses - held to maturity investments                      3,962,353          12,173,884
Investments in qualified businesses - equity method investments                         1,091,110           2,276,344
Structured insurance product                                                            2,893,301           2,731,894
Prepaid insurance                                                                      14,056,196          10,820,841
Prepaid expenses and other assets                                                         932,447             754,570
Furniture, fixtures and equipment, (net of accumulated depreciation of $190,590
 and $18,957, respectively)                                                               546,231             128,290
Goodwill                                                                                2,862,965             963,736
Asset held for sale                                                                            --             331,929
                                                                                  ---------------      --------------
         Total assets                                                             $   169,054,738      $   83,362,802
                                                                                  ===============      ==============
         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable and accrued expenses                                         $     4,218,367      $    1,541,359
    Notes payable - certified investors                                                 3,844,181           3,858,389
    Notes payable - insurance                                                           5,369,896           9,404,032
    Notes payable - Other                                                                 480,500                  --
    Borrowings under line of credit                                                       450,000             575,000
    Bank notes payable                                                                 53,824,492                  --
    Interest payable in credits in lieu of cash                                        65,196,116          49,640,846
    Mortgage payable                                                                           --             306,929
    Deferred tax liability                                                              3,726,151           1,563,018
                                                                                  ---------------      --------------
         Total liabilities                                                            137,109,703          66,889,573
                                                                                  ---------------      --------------
    Minority interest                                                                   4,772,741           5,081,692
                                                                                  ---------------      --------------

    Commitments and contingencies                                                                                  --

    Stockholders' equity:
         Common stock (par value $0.02 per share; authorized 39,000,000 shares,
          Issued and outstanding 25,341,428 and 22,212,517)                               506,828             444,250
         Additional paid-in capital                                                    20,992,827          13,442,899
         Retained earnings (accumulated deficit)                                        5,672,639         (2,495,612)
                                                                                  ---------------      --------------
         Total stockholders' equity                                                    27,172,294          11,391,537
                                                                                  ---------------      --------------
         Total liabilities and stockholders' equity                               $   169,054,738      $   83,362,802
                                                                                  ===============      ==============

                 NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
           FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001

                                                                                       2002                 2001
                                                                                  ---------------      --------------
Revenue:
    Income from tax credits                                                       $    30,603,046      $   21,497,956
    Consulting fee income                                                                 387,604               9,236
    Interest and dividend income                                                          900,127           1,845,238
    Other Income                                                                        2,733,374             447,756
                                                                                  ---------------      --------------
              Total revenue                                                            34,624,151          23,800,186
                                                                                  ---------------      --------------
Expenses:
    Interest                                                                           11,485,367          11,577,169
    Payroll and consulting fees                                                         4,565,954           2,664,716
    Professional fees                                                                   3,145,246           2,060,635
    Insurance                                                                           1,951,248           1,529,688
    Other                                                                               3,672,362           1,175,451
                                                                                  ---------------      --------------
              Total expenses                                                           24,820,177          19,007,659
                                                                                  ---------------      --------------

Income before other than temporary decline in value of investments, gain on sale of property, write-down of asset held for sale to net realizable value, equity in net losses of affiliates, minority interest, provision for income taxes, extraordinary gain on acquisition of minority interest and extraordinary gain
 on acquisition of a business                                                           9,803,974           4,792,527

Other than temporary decline in value of investments (net of $28,635 recovery in
 2002 and 2001)                                                                        (1,573,730)           (371,645)

Gain on sale of property                                                                   16,841                  --
Write-down of asset held for sale to net realizable value                                      --            (168,071)
Equity in net losses of affiliates                                                       (729,109)         (2,279,852)
                                                                                  ---------------      --------------

Income before provision for income taxes, extraordinary gain on acquisition of
 minority interest and extraordinary gain on acquisition of a business                  7,517,976           1,972,959

Minority interest in income                                                              (335,324)           (508,783)
                                                                                  ---------------      --------------
Income before provision for income taxes, extraordinary gain on acquisition of
 minority interest and extraordinary gain on acquisition of a business                  7,182,652           1,464,176
Provision for income taxes                                                             (2,657,410)           (534,616)
                                                                                  ---------------      --------------
Income before extraordinary gain on acquisition of minority interest and
 extraordinary gain on acquisition of  a business                                       4,525,242             929,560
                                                                                  ---------------      --------------
Extraordinary gain on acquisition of minority interests                                   907,766                  --
Extraordinary gain on acquisition of a business                                         2,735,243                  --
                                                                                  ---------------      --------------
Net income                                                                        $     8,168,251      $      929,560
                                                                                  ===============      ==============

Weighted average common shares outstanding
    Basic                                                                              24,183,501          21,889,958
    Diluted                                                                            24,293,540          21,909,527
Income per share after extraordinary gain
    Basic                                                                         $           .34      $          .04
    Diluted                                                                       $           .34      $          .04
Income per share before extraordinary gain
    Basic                                                                         $           .19      $          .04
    Diluted                                                                       $           .19      $          .04

                                        [LOGO OF NEWTEK BUSINESS SERVICES, INC.]

FOR IMMEDIATE RELEASE

    NEWTEK BUSINESS SERVICES RAISES GUIDANCE 26% IN 2003 FROM $0.19 TO $0.24
           ESTIMATES REVENUE TO BE 30% HIGHER THAN 2002 ACTUAL RESULTS

New York, N.Y. - March 19 2003 - Newtek Business Services, Inc. (AMEX: NKC) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, raised its 2003 earnings guidance to $0.24 a share, a 26% increase over $0.19 per share as reported for 2002. The company also projected a 30% increase in revenue to approximately $45 million, as compared to $34.6 million in 2002.

The company discussed its results in detail during its shareholder conference call yesterday afternoon. An archive of this webcast can be accessed through Newtek Business Services' website.

Newtek Business Services, Inc. (www.newtekbusinessservices.com) is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Small Business Finance: small business and U.S.
         government-guaranteed lending services;
..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek Tax Services: tax filing, preparation and advisory services;
..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;
..        Newtek Strategies: strategic business management and global marketing services;
..        Newtek IT Services: complete information technology solutions; and
..        Newtek Client Services: marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.